                            [PACIFICARE LETTERHEAD]

                                                                    EXHIBIT 99.2

--------------------------------------------------------------------------------

                           CONTACT:       David K. Erickson     Ben Singer
                                          Investor Relations    Media Relations
                                          (714) 825-5491        (714) 825-5120

FOR IMMEDIATE RELEASE

                       PACIFICARE HEALTH SYSTEMS ANNOUNCES
                      ORGANIZATIONAL AND LEADERSHIP CHANGES

        o PHS creates three new growth-oriented divisions: Health Plans,
                     Specialty Products and Seniors Division
                  o Key Management Named to Lead New Divisions

SANTA ANA, CALIF., SEPT. 16, 1999 - PacifiCare Health Systems Inc. (Nasdaq:
PHSY), one of the nation's largest managed health care services company, today announced leadership and organizational changes designed to strengthen operations of its individual health plans and create new growth opportunities. The company has been restructured into three growth-oriented divisions: Health Plans, Specialty Products and a Seniors division. All will fall under the corporation, PacifiCare Health Systems, Inc., based in Santa Ana, California.

        Previously, PacifiCare's structure was designed to support its health plans in nine states and Guam geographically, along with subsidiaries for various lines of ancillary insurance and services. In the new configuration, the HMOs will remain separate but distinctly focused for efficiencies and growth under the new Health Plans division. The ancillary insurance companies will be grouped under the new Specialty Products division to focus on growth opportunities. The newly created Seniors division will complete the trio that falls under the new operational structure.



                                    - more -

The company also announced the promotion of key executives to head the newly created business divisions and the reassignment of others to fill their vacancies.

NEW HEALTH PLANS DIVISION

        Brad Bowlus, age 44, president and CEO of PacifiCare of California, based in Cypress, California, will become CEO for the company's newly created PacifiCare Health Plans division. In his new role he will report to President and COO Jeff Folick, and lead the company's commercial and Medicare HMO health plan operations in nine states serving more than 3.6 million members. Bowlus and his team will review corporate and locally based support services with the goal of bringing greater cost savings and synergies to the company's HMO operations.

        Ron Davis, age 40, has been promoted from his position as senior vice president of corporate operations to the new position of chief administrative officer (CAO). He will oversee the operations of the company's five regional customer service centers, information services and other operations that will support the Health Plans division. He will report to Mr. Bowlus.

SENIORS DIVISION TO LAUNCH

        Craig Schub, age 44, president of Secure Horizons USA, will lead PacifiCare's new Seniors division. The division will research and develop health, lifestyle and ancillary products and services marketed to older adults. PacifiCare will take advantage of its experience in this growing market segment, as it boasts nearly 15 years experience with it through its Medicare HMO, Secure Horizons, the nation's largest program serving nearly one million members. Schub will also continue to lead Secure Horizons franchise opportunities, which forms strategic partnerships with medical groups, hospitals or non-competing health plans for Medicare in states where PacifiCare presently does not operate.



                                    - more -

SPECIALTY PRODUCTS DIVISION FORMATION

        The Specialty Products division will consist of three previously independent subsidiaries operating under one structure. They include:
Prescription Solutions, the company's pharmacy benefits management company; PacifiCare Dental and Vision, a subsidiary that provides dental and vision coverage to commercial and government customers; and PacifiCare Behavioral Health, a subsidiary that provides mental health benefits, employee assistance programs (EAPs) and lifestyle counseling programs. A search has begun to identify and secure permanent leadership of the new Specialty Products division. On an interim basis, Jeff Folick, age 51, will direct PacifiCare's new Specialty Products division in addition to his responsibilities as president and chief operating officer for PHS.

OTHER LEADERSHIP MOVES

        Assuming Bowlus' role as president and CEO of PacifiCare of California will be Rick Badger, age 49, who currently serves as president and CEO of PacifiCare of Arizona. Badger will continue to oversee operations in Arizona, Nevada and Asia Pacific until his Arizona position is filled. He is expected to relocate to the company's Cypress, California offices in late October.

        "Our new structure, and the individuals we've appointed to lead these divisions will enable us to gain greater efficiencies, further strengthen our core business and explore new opportunities," said Alan R. Hoops, chairman and chief executive officer, PacifiCare Health Systems. "We believe there are significant growth opportunities in our industry and ancillary areas of health care. I am very optimistic about the team we've assembled and their abilities to work with me and our employees in leading our company in the future."



                                    - more -

        Commenting on the newly formed HMO division, Bowlus said, "We feel there is much to be gained by operating our health plans under a single strategy. This strategy will allow us to replicate what we do best and apply that uniformly across all our markets while also discovering new efficiencies. By doing that, we'll be able to better apply our resources to grow the core business and continually improve the benefits and services we provide our members."

        "We have taken considerable time in assessing PacifiCare's strengths and identifying opportunities to position us better for the longer term," concluded Hoops. "Realizing the benefits of these changes will reward all of our stakeholders - from employees, to contracting physicians and, of course, our members."

        PacifiCare Health Systems is one of the nation's leading managed health care services companies. Primary operations include managed care products for Medicare beneficiaries and employer groups in nine states and Guam serving approximately 3.6 million members. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services, pharmacy benefit management and Medicare+Choice management services. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.



                                     # # # #